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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
OCTOBER 16, 1997

SUNSTONE HOTEL INVESTORS ACQUIRES STOCK OF KAHLER REALTY
CORPORATION, INCREASES LINE OF CREDIT AND
PREVIEWS THIRD QUARTER REVENUES

HIGHLIGHTS:

     o  $322 MILLION PURCHASE

     o  17-HOTEL KAHLER PORTFOLIO INCREASES SUNSTONE'S HOTEL ROOM TOTAL TO 9,545

     o  INCREASED UNSECURED LINE OF CREDIT FROM $100 MILLION TO $200 MILLION

     o  THIRD QUARTER PORTFOLIO REVPAR INCREASE OF 10.4%


         SAN CLEMENTE, CA., OCTOBER 16, 1997 - Sunstone Hotel Investors, Inc. (NYSE:SSI), a real estate investment trust (REIT), today announced the closing of their previously announced $322 million stock purchase of Kahler Realty Corporation from affiliates of Westbrook Partners, L.L.C., a real estate investment firm. In addition, the Company announced an increase in their existing unsecured line of credit from $100 million to $200 million and previewed third quarter revenues.

         The Company funded the Kahler transaction with proceeds from its recently completed $155 million public offering and with borrowings under its increased unsecured line of credit with Bank One of Arizona, N.A. together with Credit Lyonnais, Wells Fargo, Dresdner Bank and Societe Generale. The $322 million purchase consisted of approximately $95 million in cash, $25 million in newly issued preferred stock, $32 million of newly issued common stock and $170 of debt. In addition, the Company increased its ownership stake in the two Kahler hotels that were not initially slated for 100% ownership by acquiring the remaining 76% and 50% interests in the Salt Lake City, Utah and Provo, Utah Kahler hotels for $14.3 million in cash.

         Sunstone President and Chief Executive Officer Robert A. Alter said, "Today's announcement of the closing of the Kahler transaction is a milestone in Sunstone's corporate history. With this purchase, we have nearly doubled our hotel portfolio. Moreover, the Kahler transaction has forged a strategic alliance between Sunstone and Westbrook Partners which we expect will offer Sunstone another important pipeline leading to further acquisition opportunities."




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KAHLER PORTFOLIO

         The Kahler portfolio, comprising 17 hotels and 4,255 rooms, brings Sunstone's room total to 9,545. Nine of the 17 hotels are operated independently while the balance is or will be operated under Marriott, Sheraton, Hilton, Holiday Inn and other franchises. Consistent with the Company's strategy of renovating, rebranding and repositioning the hotels in its portfolio, the Company recently announced that four of the hotels acquired from Kahler will be rebranded as Marriott hotels. Further rebranding opportunities for the hotels acquired from Kahler are being considered.

         Alter continued, "We are pleased that additional hotels are expected to carry Marriott brand names as well as Holiday Inn and other national franchises. Together with the funds from our recent secondary offering and the increase in our credit facility, we are well positioned to move forward on our growth strategy."

THIRD QUARTER REVPAR

         Sunstone also announced strong revenue growth for the third quarter of 1997. Third quarter total room revenue of the Company's hotels increased 159.0%, from $10.0 million to $25.9 million over the third quarter of 1996, primarily due to the completion of $162.4 million of hotel acquisitions during the preceding twelve months. For the entire portfolio, the Company achieved a 10.4% increase in revenue per available room ("REVPAR") for the third quarter of 1997 over the corresponding quarter of 1996.

         REVPAR for the non-renovation hotels significantly increased by 10.2%, from $50.26 to $56.13, over the third quarter of 1996. Non-renovation hotels consist of 24 of the Company's 34 hotels that were not undergoing renovation either in the third quarter of 1996 or 1997. The 10.2% increase in REVPAR was driven by a 8.6% increase in average daily rate, from $67.09 to $73.37, and an approximately one percentage point increase in occupancy, to 76.5%.

LEADING REVPAR PERFORMERS FOR THIRD QUARTER OF 1997 - STABILIZED HOTELS

                                     REVPAR


Hotel                                         Rooms    1996      1997   % Change
-----                                         -----    ----      ----   --------
Courtyard by Marriott - Fresno, California     116    $42.28    $51.84    22.6%

Doubletree Hotel, Santa Fe, New Mexico         213    $46.97    $60.15    28.1%

Holiday Inn - La Mirada, California            289    $35.74    $44.22    23.7%

Hampton Inn - Oakland, California              152    $47.41    $59.17    24.8%

Hampton Inn - Silverthorne, Colorado           160    $35.95    $44.14    22.8%


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         REVPAR for the third quarter of 1997 for the four 1996-renovation hotels (which were undergoing renovation during the third quarter of 1996) increased 74.9% over the corresponding quarter of 1996.

         REVPAR for the third quarter of 1997 for the five 1997-renovation hotels (which were undergoing renovation during the third quarter of 1997) decreased 12.5% over the corresponding quarter of 1996, a period during which these hotels were not undergoing renovation.

         Sunstone Hotel Investors, Inc. is a leading self-administered equity real estate investment trust that owns mid-price and upscale hotels located in the western United States. The Company's growth strategy is to maximize shareholder value by (i) acquiring underperforming hotels within the western United States that are in attractive locations with significant barriers to entry and (ii) improving such hotels' financial performance by renovating, redeveloping, rebranding and repositioning the hotels together with the implementation of focused sales and marketing programs. Sunstone Hotel Investors, Inc., the only hotel REIT that currently focuses its acquisition strategy in the western United States, owns, through Sunstone Hotel Investors, L.P., 51 hotels comprising 9,545 rooms. Sunstone's business strategy is to own mid-price and upscale hotels with revenue growth opportunities in strong western U.S. markets.

         Statements in this press release which are not strictly historical are "forward-looking" and are subject to the many risks and uncertainties which affect Sunstone's business, and could cause actual results to differ materially from those projected and forecasted. These uncertainties, which include competition within the lodging industry, the balance between supply and demand for hotel rooms, the Company's continued ability to execute acquisitions and renovations, the effect of economic conditions, and the availability of capital to finance planned growth, are described, but are not limited to those disclosed, in the Company's annual report on Form 10-K for the year ended December 31, 1996, and the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997, each as filed with the Securities and Exchange Commission.

         For information on Sunstone Hotel Investors' Dividend Reinvestment Program, please call 1-888-261- 6776. For investor information on Sunstone Hotel Investors via facsimile at no cost, simply call 1- 800-PRO-INFO and dial client code SSI.

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